STOCK OPTION AGREEMENT

         AGREEMENT, made as of this 22nd day of February 2003, by and between Critical Home Care, Inc., a Nevada corporation having its principal executive offices at 762 Summa Avenue, Westbury, New York 11590 (the "Grantor"), and the Stanley Scholsohn Family Partnership, a partnership with offices at 14 Oak Hill Lane, Woodbridge, Connecticut 06525 ("Optionee").

                              W I T N E S S E T H:
                              - - - - - - - - - -

         WHEREAS, Optionee and the Grantor executed a promissory note dated February 22, 2003 (the "Note"); and

                  NOW, THEREFORE, in consideration of the Optionee lending to the Corporation Seventy Five Thousand Dollars ($75,000.00), the Grantor hereby grants the Optionee an option (the "Option") to purchase shares of the Grantor's common stock, $.25 par value per share (the "Common Stock"), upon the following terms and conditions:

         1.       OPTIONS.

         The Grantor hereby grants to the Optionee a non-qualified stock option not intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to purchase, until 5:00 P.M. New York City time on February 21, 2008, unless earlier terminated hereunder ("Termination Date"), up to an aggregate of 37,500 fully paid and non-assessable shares of Common Stock.

         2.       PURCHASE PRICE.

         The purchase price ("Purchase Price") shall be the lesser of $1.00 per share or an amount equal to the conversion price of any new convertible debt issued by the Grantor within twelve (12) months of this agreement. The Grantor shall pay all original issue or transfer taxes on the exercise of this Option and all other fees and expenses necessarily incurred by the Grantor in connection therewith.

         3.       EXERCISE OF OPTION.

                  (a) The Optionee shall notify the Grantor by hand delivery or by registered or certified mail, return receipt requested, addressed to its principal office (Attn: Chief Executive Officer), as to the number of shares of Common Stock which Optionee desires to purchase pursuant to the exercise of the Option herein granted, which notice shall be accompanied by (i) a certified or bank check payable to the order of the Grantor in an amount equal to the Purchase Price multiplied by the number of shares of Grantor's Common Stock for which this Option is being exercised, or (ii) the delivery of shares of Grantor's Common Stock having a fair market value equal to the Purchase Price multiplied by the number of shares of Grantor's Common Stock for which this Option is being exercised.

         (b)      The Option granted hereunder shall vest immediately.

         4.       DIVISIBILITY AND ASSIGNABILITY OF THE OPTIONS.

         (a) The Optionee may exercise the Option herein granted from time to time subject to the provisions above with respect to any whole number of shares included therein, but in no event may an Option be exercised as to less than one hundred (100) shares at any one time, or the remaining shares covered by the Option if less than one hundred (100).

         (b) Except as specifically provided herein, the Optionee may not give, grant, sell, exchange, transfer legal title, pledge, assign or otherwise encumber or dispose of the Option herein granted or any interest therein, otherwise than by will or the laws of descent and distribution, and the Option herein granted, or any of them, shall be exercisable during the Optionee's lifetime only by the Optionee.

         5.       STOCK AS INVESTMENT.

         By accepting the Option herein granted, the Optionee agrees for himself, his heirs and legatees that any and all shares of Common Stock purchased hereunder shall be acquired for investment purposes only and not for sale or distribution, and upon the issuance of any or all of the shares of Common Stock issuable under the Option, the Optionee, or his heirs or legatees receiving such shares of Common Stock, shall deliver to the Grantor a representation in writing, that such shares of Common Stock are being acquired in good faith for investment purposes only and not for sale or distribution. Grantor may place a "stop transfer" order with respect to such shares of Common Stock with its transfer agent and place an appropriate restrictive legend on the stock certificate evidencing such shares of Common Stock.

         6.       RESTRICTION ON ISSUANCE OF SHARES.

         The Grantor shall not be required to issue or deliver any certificate for shares of its Common Stock purchased upon the exercise of the Option unless
(a) the issuance of such shares has been registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or counsel to the Grantor shall have given an opinion that such registration is not required;
(b) approval, to the extent required, shall have been obtained from any state regulatory body having jurisdiction thereof, and (c) permission for the listing of such shares shall have been given by any national securities exchange on which the Common Stock of the Grantor is at the time of issuance listed.

         7.       ADJUSTMENT ON CHANGES IN CAPITALIZATION.

         (a) In the event of changes in the outstanding Common Stock of the Grantor by reason of stock dividends, stock splits, recapitalizations, reclassifications, combinations and exchanges of shares, the number of shares of Common Stock as to which the Option may be exercised shall be correspondingly adjusted by the Grantor, and the Purchase Price shall be adjusted so that the product of the Purchase Price immediately after such event multiplied by the number of options subject to this Agreement immediately after such event shall be equal to the product of the Purchase Price multiplied by the number of shares subject to this Agreement immediately prior to the occurrence of such event. No adjustment shall be made with respect to stock dividends or splits which do not exceed 5% in any fiscal year, cash dividends or the issuance to stockholders of the Grantor of rights to subscribe for additional shares of Common Stock or other securities. Anything to the contrary contained herein notwithstanding, the Board of Directors of the Grantor shall have the discretionary power to take any action necessary or appropriate to prevent the Option from being disqualified as "Non-Qualified Stock Options" under the United States Income Tax laws then in effect.

         (b) In the event of any consolidation or merger of the Grantor with or into another company, or the conveyance of all or substantially all of the assets of the Grantor to another company for solely stock and/or securities, each then unexercised Option granted hereunder shall upon exercise thereafter entitle the holder thereof to such number of shares of Common Stock or other securities or property to which a holder of shares of Common Stock of the Grantor would have been entitled to upon such consolidation, merger or conveyance; and in any such case appropriate adjustment, as determined by the Board of Directors of the Grantor (or successor entity) shall be made as set forth above with respect to any future changes in the capitalization of the Grantor or its successor entity. In the event of the proposed dissolution or liquidation of the Grantor, or, except as provided in (d) below, the sale of substantially all the assets of the Grantor for other than stock/and or securities, all unexercised Options granted hereunder will automatically terminate, unless otherwise provided by the Board of Directors of the Grantor or any authorized committee thereof.

         (c) Any adjustment in the number of shares of Common Stock shall apply proportionately to only the unexercised portion of the Options granted hereunder. If fractions of a share of Common Stock would result from any such adjustment, the adjustment shall be revised to the next higher whole number of shares of Common Stock so long as such increase does not result in the holder of the Option being deemed to own more than 5% of the total combined voting power or value of all classes of shares of capital stock of the Grantor or subsidiaries.

         (d) If any unexercised option is not terminated pursuant to subparagraph (b) above, any option granted under the Plan may, at the discretion of the Board of Directors of the Grantor and said other corporation, be exchanged for options to purchase shares of capital stock of another corporation which the Grantor and/or a subsidiary thereof is merged into, consolidated with, or all or a substantial portion of the property or stock of which is acquired by or separated or reorganized into. The terms, provisions and benefits to the Optionee of such substitute option(s) shall in all respects be identical to the terms, provisions and benefits of Optionee under this Option prior to said substitution. To the extent the above may be inconsistent with Sections 424(a)(1) and (2) of the Code, the above shall be deemed interpreted so as to comply therewith.

         8.       NO RIGHTS IN OPTION STOCK.

         Optionee shall have no rights as a shareholder in respect of shares of Common Stock as to which the Option granted hereunder shall not have been exercised and payment made as herein provided. Grantor acknowledges that all options transferee to Optionee shall be the property of Optionee and Grantor shall have no ownership interest or other claim to the options at any time, including, but not limited to once the Grantor fulfills its obligation under the Note.

         9.       BINDING EFFECT.

         Except as herein otherwise expressly provided, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors, legal representatives and assigns.

         10.      WITHHOLDING.

         Optionee agrees to cooperate with the Grantor to take all steps necessary or appropriate for the withholding of taxes by the Grantor under law or regulation in connection therewith. In the event the Optionee does not make the required withholding payment at the time of exercise, the Grantor may make such provisions and take such steps as it, in its sole discretion, may deem necessary or appropriate for the withholding of any taxes that the Grantor is required by any law or regulation of any governmental authority, whether federal, state or local, domestic or foreign, to withhold in connection with the exercise of any Option, including, but not limited to, (i) the withholding of payment of all or any portion of such Option and/or SAR until the Optionee reimburses the Grantor for the amount the Grantor is required to withhold with respect to such taxes, or (ii) the canceling of any number of shares of Common Stock issuable upon exercise of such Option and/or SAR in an amount sufficient to reimburse the Grantor for the amount it is required to so withhold, (iii) the selling of any property contingently credited by the Grantor for the purpose of exercising such Option, in order to withhold or reimburse the Grantor for the amount it is required to so withhold, and/or (iv) withholding the amount due from the Optionee's wages if he is employed by the Grantor or any subsidiary thereof.

         11.      MISCELLANEOUS.

         This Agreement shall be construed under the laws of the State of New York, without application to the principles of conflicts of laws. Headings have been included herein for convenience of reference only, and shall not be deemed a part of the Agreement. References in this Agreement to the pronouns "him," "he" and "his" are not intended to convey the masculine gender alone and are employed in a generic sense and apply equally to the feminine gender or to an entity.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                    CRITICAL HOME CARE, INC.


                                    By:    /s/ David S. Bensol
                                         ---------------------------------------
                                    Name:  David S. Bensol
                                           -------------------------------------
                                    Title: President and Chief Executive Officer
                                           -------------------------------------


                                    ACCEPTED AND AGREED TO:

                                    Stanley Scholsohn Family Partnership


                                    By:     /s/ Stanley Scholsohn
                                           -------------------------------------
                                           Stanley Scholsohn

                               EXERCISE OF OPTION

                                       TO

                                 PURCHASE SHARES


TO:      Critical Home Care, Inc.

         The undersigned hereby exercises the enclosed option for the purchase of _________ shares of Common Stock according to the terms and conditions thereof and herewith makes payment of $_________ representing the purchase price in full. The undersigned is purchasing such shares for investment purposes only and not with a view to the sale or distribution thereof.


                                    --------------------------------------------
                                     Name (please print)


                                    --------------------------------------------
                                     Signature


                                    --------------------------------------------
                                     Social Security or
                                      Taxpayer I.D. Number